UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 27, 2005

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue, Colorado Springs, CO       80903
(Address of Principal Executive Offices)                                       (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

Westmoreland Coal Company (WCC) announced today that its subsidiary, Texas Westmoreland Coal Co. (TWCC), and Texas Genco II, LP (TGN), have agreed to modify certain terms of their existing coal supply arrangements.

TWCC delivers coal from its Jewett Mine to TGN's adjacent Limestone Electric Generating Station under a long-term lignite supply agreement which expires in 2015. In January 2004 the parties agreed to fix a price for the period 2004 through 2007, with pricing thereafter to be determined pursuant to the underlying contract. The parties subsequently adjusted that agreement to address dramatic and unexpected increases in commodity costs, including costs for diesel fuel and steel. The new interim agreement announced today enhances the economics of the Jewett Mine over the previous interim pricing arrangement, improves the mechanics for determining equivalent market pricing pursuant to the parties' underlying contract after 2007, and should return TWCC to a stable and satisfactory level of financial performance through 2007 when the contract calls for a reversion to annual, equivalent market value pricing, or until the current long-term supply agreement is modified further or restructured. It also enables TWCC to develop and open new production areas at the Jewett Mine, gives both TWCC and TGN more certainty about the volume of deliveries going forward, and allows TGN to secure from other suppliers its future coal requirements at the Limestone Station which exceed projected production under Jewett’s mine plan. The new interim agreement is also intended to provide a platform for possible further modification and improvement of the existing long-term supply agreement.

Item 9.01.   Financial Statements and Exhibits

          (c)   Exhibits

                 Exhibit 99.1 - Press release dated September 27, 2005

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: September 27, 2005	By: /s/ David J. Blair
David J. Blair
Chief Financial Officer
(A Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated September 27, 2005